Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this post effective amendment No. 1 to Registration Statement No. 333-170074 on Form S-11 of our report dated April 7, 2011, relating to the consolidated and combined financial statements and related financial statement schedule of The Howard Hughes Corporation (the “Company”) and certain entities that were transferred from General Growth Properties, Inc. to the Company on November 9, 2010 (the “HHC Businesses”) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the HHC Businesses’ inclusion of allocations of certain operating expenses from General Growth Properties, Inc and emergence from bankruptcy on November 9, 2010), appearing in the Annual Report on Form 10-K of the Howard Hughes Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
May 18, 2011